EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2024 Results

Provides 2025 Financial Outlook; Announces $50 Million Increase in Share Repurchase Authorization

HUNTINGTON BEACH, Calif., Feb. 20, 2025 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2024 fourth quarter and year ended Tuesday, December 31, 2024.

Fiscal Fourth Quarter 2024 Compared to Fourth Quarter 2023, as applicable

  Total revenue increased 6.4% to $344.3 million
  Comparable restaurant sales increased 5.5%
  Diluted net loss per share was $0.23, a decrease from diluted net income per share of $0.34
  Adjusted diluted net income per share(1) was $0.47, an increase of 5.1% from $0.45
  Restaurant level operating profit(1) was $52.9 million, an increase of 13.8%, with restaurant level operating profit margin of 15.4%, an increase of 100 basis points
  Adjusted EBITDA(1) was $33.1 million, an increase of 21.1% from $27.3 million
  The Company repurchased and retired approximately 234,000 shares of its common stock at a cost of approximately $8.0 million

Fiscal 2024 Compared to Fiscal 2023, as applicable

  Total revenues increased 1.8% to $1.4 billion
  Comparable restaurant sales increased 1.2%
  Diluted net income per share was $0.70, a 14.6% decrease from $0.82
  Adjusted diluted net income per share(1) was $1.47, a 36.5% increase from $1.08
  Restaurant level operating profit(1) was $195.6 million, an increase of 10.0%, with restaurant level operating profit margin of 14.4%, an increase of 110 basis points
  Adjusted EBITDA(1) was $117.1 million, an increase of 12.8% from $103.8 million
  The Company repurchased and retired approximately 757,000 shares of its common stock at a cost of approximately $25.1 million

(1)   Adjusted diluted net income per share, restaurant level operating profit and Adjusted EBITDA are non-GAAP measures. Reconciliations to GAAP measures and further information are set forth below.

“Our fourth quarter results reflect significant progress in our efforts to drive sales and improve margins,” commented Brad Richmond, Interim Chief Executive Officer. “We achieved a 6.4% increase in revenue and a 5.5% increase in comparable restaurant sales, driven primarily by increases in guest traffic, which was positive across all dayparts and channels. Sales-driving initiatives, such as the Pizookie Meal Deal promotion and holiday large party offerings, resonated well with guests and were accelerated by targeted marketing investments that boosted brand awareness and sustained traffic momentum. Additionally, the effective implementation of restaurant efficiency initiatives, combined with the higher sales, resulted in restaurant level operating profit margin of 15.4%, a 100-basis point year-over-year improvement. Reflecting these trends, Adjusted EBITDA increased by 21.1%, reaching $33.1 million, inclusive of expenses for strategic investments in brand-building initiatives for the long term. We closed the year with record sales of $1.4 billion and Adjusted EBITDA of $117.1 million, marking a 12.8% increase in Adjusted EBITDA compared to last year. Moreover, we believe the BJ’s brand entered 2025 better positioned for continued and accelerated growth,” concluded Richmond.

“I am pleased with the progress we made in the fourth quarter, focusing on core sales and profit driving initiatives that we believe we can build upon in the near team,” said Lyle Tick, President and Chief Concept Officer. “At the same time, we are actively working to sharpen our brand positioning and define the best strategies to position BJ’s for sustainable long-term success. The preliminary insights underline a set of core equities we can strengthen to further differentiate our concept as well as opportunities to reduce complexity, which we believe will allow us to significantly enhance the guest experience. My confidence grows daily that BJ’s future is exceptionally bright as we begin to execute on these strategies and position the brand for accelerated growth. With strong and improving cash flow, expanding margins, and a healthy balance sheet, we are well positioned to execute multiple initiatives aimed at enhancing shareholder value,” added Tick.

Share Repurchase Program

During the fourth quarter of 2024, the Company repurchased and retired approximately 234,000 shares of its common stock at a cost of approximately $8.0 million. Reflecting the Company’s increasing operating cash flow, in February 2025, the Company’s Board of Directors approved an increase in the repurchase program by $50 million. As of February 20, 2025, the Company currently has approximately $83 million remaining available under its share repurchase program.

2025 Financial Outlook

For fiscal 2025, management is anticipating the following:

  Comparable restaurant sales growth of 2% to 3%
  Restaurant level operating profit of $205 million to $215 million
  Adjusted EBITDA of $127 million to $137 million
  Capital expenditures of $65 million to $75 million
  Share repurchases of $40 million to $50 million

Actual results may differ materially from the 2025 guidance set forth above as a result of, among other things, the factors described under "Forward-Looking Statements Disclaimer" below.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2024 earnings release today, February 20, 2025, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Management will discuss the financial results and host a question-and-answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. The winner of the 2024 Vibe Vista Award for Best Overall Beverage Program for Multi-Unit Chain Restaurants and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 31 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding our anticipated fiscal 2025 comparable restaurant sales, restaurant level operating profit, Adjusted EBITDA, capital expenditures and share repurchases, as well as the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) any inability or failure to successfully and sufficiently raise menu prices to offset rising costs, (ii) any inability to manage new restaurant openings, (iii) construction delays, (iv) wage inflation and competitive labor market conditions which may result in staffing shortages, (v) the impact of any union organizing efforts at our restaurants and our responses to such efforts, (vi) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (viii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other illnesses or other reasons, whether or not accurate, (ix) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (x) restaurant and brewery industry competition, (xi) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xii) consumer spending trends in general for casual dining occasions, (xiii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) trademark and service-mark risks, (xvi) government regulations and licensing costs, including beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) legal proceedings, (xx) the success of our key sales-building and related operational initiatives, (xxi) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2024 (unaudited)		January 2, 2024 (unaudited)		December 31, 2024 (unaudited)		January 2, 2024
Revenues	$344,339	100.0%	$323,635	100.0%	$1,357,302	100.0%	$1,333,229	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	89,098	25.9	82,426	25.5	350,560	25.8	346,569	26.0
Labor and benefits	123,418	35.8	118,261	36.5	495,466	36.5	491,314	36.9
Occupancy and operating	78,937	22.9	76,481	23.6	315,683	23.3	317,559	23.8
General and administrative	23,711	6.9	21,730	6.7	88,272	6.5	82,103	6.2
Depreciation and amortization	18,516	5.4	17,793	5.5	72,745	5.4	70,992	5.3
Restaurant opening	77	-	207	0.1	2,082	0.2	2,808	0.2
Loss on disposal and impairment of assets, net	15,373	4.5	3,419	1.1	18,414	1.4	8,125	0.6
Total costs and expenses	349,130	101.4	320,317	99.0	1,343,222	99.0	1,319,470	99.0
(Loss) income from operations	(4,791)	(1.4)	3,318	1.0	14,080	1.0	13,759	1.0

Other (expense) income:
Interest expense, net	(1,472)	(0.4)	(1,673)	(0.5)	(5,484)	(0.4)	(4,915)	(0.4)
Other income, net	(4,562)	(1.3)	441	0.1	(331)	-	1,256	0.1
Total other (expense) income	(6,034)	(1.8)	(1,232)	(0.4)	(5,815)	(0.4)	(3,659)	(0.3)
(Loss) income before income taxes	(10,825)	(3.1)	2,086	0.6	8,265	0.6	10,100	0.8

Income tax benefit	(5,559)	(1.6)	(5,965)	(1.8)	(8,422)	(0.6)	(9,560)	(0.7)
Net (loss) income	$(5,266)	(1.5)%	$8,051	2.5%	$16,687	1.2%	$19,660	1.5%

Net (loss) income per share:
Basic	$(0.23)		$0.35		$0.72		$0.84
Diluted	$(0.23)		$0.34		$0.70		$0.82

Weighted average number of shares outstanding:
Basic	22,789		23,245		23,132		23,452
Diluted	22,789		23,722		23,768		23,923

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	December 31, 2024 (unaudited)	January 2, 2024
Cash and cash equivalents	$26,096	$29,070
Total assets	$1,041,064	$1,058,454
Total debt	$66,500	$68,000
Shareholders’ equity	$370,017	$365,761

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2024		January 2, 2024		December 31, 2024		January 2, 2024
Stock-based compensation (1)
Labor and benefits	$689	0.2%	$730	0.2%	$2,452	0.2%	$2,583	0.2%
General and administrative	1,785	0.5	2,083	0.6	6,177	0.5	8,319	0.6
Total stock-based compensation	$2,474	0.7%	$2,813	0.9%	$8,629	0.6%	$10,902	0.8%

Operating Data
Comparable restaurant sales % change	5.5%		0.6%		1.2%		3.7%
Restaurants opened during period	-		-		3		5
Restaurants open at period-end	218		216 (2)		218 (2)		216 (3)
Restaurant operating weeks	2,834		2,821		11,274		11,242

(1)   Percentages represent percent of total revenues and may not reconcile due to rounding.
(2)   During the period, one restaurant was permanently closed.
(3)   During the period, five restaurants were permanently closed.

Reconciliation of Non-GAAP Financial Measures

The Company is reporting certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Adjusted diluted net income per share is a non-GAAP financial measure that represents net (loss) income excluding net loss on disposal and impairment of assets, net leadership transition expenses and the related stock-based compensation credit, and charges associated with the extension of an outstanding warrant held by Act III. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management.

Restaurant level operating profit is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating profit as a supplemental measure of restaurant performance. Management believes restaurant level operating profit is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

The following tables provide a reconciliation of non-GAAP financial measures, presented in this release, to the most directly comparable financial measures calculated and presented in accordance with GAAP for the fourth quarter and fiscal year ended December 31, 2024, and January 2, 2024, are set forth below:

Supplemental Financial Information – Adjusted Diluted Net Income Per Share
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2024		January 2, 2024		December 31, 2024		January 2, 2024
Net (loss) income	$(5,266)	(1.5)%	$8,051	2.5%	$16,687	1.2%	$19,660	1.5%

Loss on disposal and impairment of assets, net	15,373	4.5	3,419	1.1	18,414	1.4	8,125	0.6
Leadership transition expenses, net	1,543	0.4	-	-	3,231	0.2	-	-
Stock-based compensation credit (1)	-	-	-	-	(2,093)	(0.2)	-	-
Warrant extension	4,622	1.3	-	-	4,622	0.3	-	-
Total adjustments	21,538	6.3	3,419	1.1	24,174	1.8	8,125	0.6
Tax effect of adjustments (2)	(5,212)	(1.5)	(827)	(0.3)	(5,850)	(0.4)	(1,966)	(0.1)
After tax effect of adjustments	16,326	4.7	2,592	0.8	18,324	1.4	6,159	0.5

Adjusted net income	$11,060	3.2%	$10,643	3.3%	$35,011	2.6%	$25,819	1.9%

Diluted weighted average number of shares outstanding:	23,455(3)		23,722		23,768		23,923
Diluted net (loss) income per share (as reported)	$(0.23)		$0.34		$0.70		$0.82
Adjusted diluted net income per share	$0.47		$0.45		$1.47		$1.08

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1)   Amount relates to stock-based compensation forfeited due to leadership transition.
(2)   The tax effect is based on the Company’s annual statutory tax rate of 24.2% for fiscal years ending December 31, 2024 and January 2, 2024.
(3)   To include potentially dilutive shares in the computation of diluted net income per share, the number of shares noted differs from the number reported on the Unaudited Consolidated Statements of Operations.

Supplemental Financial Information – Restaurant Level Operating Profit
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2024		January 2, 2024		December 31, 2024		January 2, 2024
(Loss) income from operations	$(4,791)	(1.4)%	$3,318	1.0%	$14,080	1.0%	$13,759	1.0%
General and administrative	23,711	6.9	21,730	6.7	88,272	6.5	82,103	6.2
Depreciation and amortization	18,516	5.4	17,793	5.5	72,745	5.4	70,992	5.3
Restaurant opening	77	-	207	0.1	2,082	0.2	2,808	0.2
Loss on disposal and impairment of assets, net	15,373	4.5	3,419	1.1	18,414	1.4	8,125	0.6
Restaurant level operating profit	$52,886	15.4%	$46,467	14.4%	$195,593	14.4%	$177,787	13.3%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

Supplemental Financial Information – Net Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 31, 2024		January 2, 2024		December 31, 2024		January 2, 2024
Net (loss) income	$(5,266)	(1.5)%	$8,051	2.5%	$16,687	1.2%	$19,660	1.5%
Interest expense, net	1,472	0.4	1,673	0.5	5,484	0.4	4,915	0.4
Income tax benefit	(5,559)	(1.6)	(5,965)	(1.8)	(8,422)	(0.6)	(9,560)	(0.7)
Depreciation and amortization	18,516	5.4	17,793	5.5	72,745	5.4	70,992	5.3
Leadership transition expenses, net	1,543	0.4	-	-	3,231	0.2	-	-
Stock-based compensation expense	2,474	0.7	2,813	0.9	10,722	0.8	10,902	0.8
Stock-based compensation credit (1)	-	-	-	-	(2,093)	(0.2)	-	-
Other expense (income), net	4,562	1.3	(441)	(0.1)	331	-	(1,256)	(0.1)
Loss on disposal and impairment of assets, net	15,373	4.5	3,419	1.1	18,414	1.4	8,125	0.6
Adjusted EBITDA	$33,115	9.6%	$27,343	8.4%	$117,099	8.6%	$103,778	7.8%

                                    Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1)   Amount relates to stock-based compensation forfeited due to leadership transition.